                                            PRESS RELEASE

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15301 W. 109th Street, Lenexa, KS  66219   Phone: 913-647-0158  Fax:  913-982-5766
                                                                investorrelations@elecsyscorp.com

August 6, 2002

FOR IMMEDIATE RELEASE:

Contact: Michael J. Meyer
Chairman
15301 W. 109th Street
Lenexa, Kansas 66219 USA
(913) 647-0158 o FAX (913) 647-0132

ELECSYS CORPORATION REPORTS FOURTH QUARTER AND YEAR END RESULTS

Lenexa, Kansas. (August 6, 2002) - Elecsys Corporation (AMEX: ASY) today reported results for the fourth quarter and year ended April 30, 2002.

Results for the fourth quarter ended April 30, 2002 compared to the same period a year ago were:

      Sales of $2.4 million, a 60% increase or $900,000, compared to $1.5 million.
      Operating income (loss) from continuing operations increased to
       $64,000 from $(103,000). This increase was the result of higher sales and lower selling, general and administrative expenses as reported by the Company's DCI, Inc. subsidiary. Operating income (loss) excludes interest income and expense, taxes, and other non-recurring adjustments.
      Net income decreased to $29,000 from $66,000. This decrease was due to the Company's Navaids Business reporting net income from discontinued operations of $196,000 for the fiscal fourth quarter of
       2001. The Navaids Business was sold in the second quarter of fiscal
       2002 and did not contribute any income for the fiscal fourth quarter.
      Cash income (loss) was $313,000, an increase of $686,000 from
       $(373,000). Cash net income (loss) from continuing operations represents the sum of net income (loss) plus depreciation and amortization.

Results for the year ended April 30, 2002 compared to the year ended April 30,
2001 were:

      Sales of $7.9 million, a 20% increase of $1.3 million, compared to
       $6.6 million.
      Operating loss from continuing operations increased to $1.4 million from $36,000. Operating loss excludes interest income and expense, taxes, and other non-recurring adjustments.

      Net loss was $1.9 million vs. $213,000.
      Cash loss was $1.1 million, an increase of $772,000 from $329,000 in the prior year. Cash net loss from continuing operations represents the sum of net loss plus depreciation and amortization.

Michael J. Meyer, Chairman, stated "Fiscal year 2002 was a difficult but successful transition year for our Company. The year included the completion of the sale of our Navaids Business, an electronics industry and economic slowdown, and a renewed focus on growing DCI and improving its profitability. From the tragic events of September 11, 2001 through the end of our fiscal third quarter, the Company experienced the effects of a slowing economy. We took aggressive cost saving and margin improvement actions and continued to invest in increasing and improving our sales activities. We are very pleased that those actions resulted in significant increases in revenue and margins in the fourth quarter of the fiscal year and we expect them to continue into the first quarter of fiscal 2003."

Elecsys Corporation, through it's DCI subsidiary, provides specialized electronic design, manufacturing and test services to original equipment manufacturers (OEM's) and manufactures and imports custom liquid crystal display
(LCD) devices. The electronic assemblies it designs and manufactures, including circuit board assemblies, electronic modules and full turn-key products, along with the LCD's it manufactures or imports, are used in medical, aerospace, industrial and consumer product applications.

http://www.elecsyscorp.com/

The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2002. The reader is cautioned that Elecsys
Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of
Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.